UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2006

HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-25826	77-0201147

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification Number)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On January 19, 2006, Harmonic Inc. (“Harmonic”) issued a press release regarding its unaudited financial results for the quarter and year ended December 31, 2005. Harmonic also announced that it would be holding a conference call on Thursday, January 19, 2006, to discuss its financial results for the quarter and year ended December 31, 2005.
The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.
Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with GAAP, Harmonic uses non-GAAP measures of net income (loss) and earnings per share, which are adjusted from results based on GAAP to exclude certain items such as non-cash accounting charges, severance costs and a benefit to the excess facilities reserve. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain items that we believe are not indicative of our core operating performance. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are a primary indicator used by management for planning and forecasting in future periods. The presentation of this additional information is not intended to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States, and is not necessarily comparable to non-GAAP results published by other companies. A table reconciling the non-GAAP results to GAAP results is included in the accompanying press release.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit Number	Description

99.1	Press Release of Harmonic Inc., issued on January 19, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HARMONIC INC.
Date:     January 19, 2006

By:	/s/Robin N. Dickson

Robin N. Dickson
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release of Harmonic Inc., issued on January 19, 2006